POWER OF ATTORNEY


         The undersigned whose signature appears below in so signing makes, constitutes and appoints Yuri Rozenfeld and Roseann Maillie and each of them, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission all forms as required by Section 16 of the Securities Act of 1934, as amended, including Forms 3, 4 and 5 thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


Dated:   May 19, 2004                                   By: /s/ Gerald Mintz
                                                            -----------------
                                                        Name:   Gerald Mintz



         Sworn to and subscribed before me this 19th day of May 2005



Notary Public: /s/ Robert W. DeNoia

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